Supplemental Financial Information Exhibit 99 (a)

Borrowing Base Information 1 1 - Selected domestic asset balances have been presented as supplemental information because these items were used to calculate Delphi's borrowing base under the terms of its DIP Revolving Credit, Term Loan and Guaranty Agreement (the "Refinanced DIP Credit Facility"); however, the selected domestic asset balances should not be considered in isolation or as a substitute for items on Delphi's consolidated balance sheet presented in accordance with U.S. GAAP; all capitalized terms are per the definitions in the Refinanced DIP Credit Facility; includes assets associated with Delphi's Steering and Interiors and Closures businesses which have been classified as held for sale under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets; refer to Note 5 to the consolidated financial statements on Delphi's Annual Report on Form 10-K for the year-ended December 31, 2007 2 - Eligible GM accounts receivable before concentration cap is $1,047 million 3 - Available inventory is net of rent reserve of approximately $1 million, thereby excluding inventory subject to landlords' liens

EBITDAR1 Reconciliation 1 - EBITDAR is presented to allow for the reconciliation of EBITDAR for 1st Tier foreign subsidiaries and non-debtor subsidiaries shown on the next page; EBITDAR is determined by summing together net income, taxes, interest income, interest expense, depreciation and amortization and restructuring, as such terms are defined in the Refinanced DIP Credit Facility, without giving effect to intercompany profit eliminations and headquarters allocations; EBITDAR is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of Delphi's operating performance or liquidity; EBITDAR does not have a standardized meaning and Delphi's definition of EBITDAR may not be comparable to EBITDAR used by other companies 2 - Per Refinanced DIP Credit Facility definition of Global EBITDAR, these amounts are considered Restructuring and in some cases would not qualify as a restructuring charge in accordance with U.S. GAAP

Subsidiary EBITDAR1 Reconciliation 1 - EBITDAR is determined by summing together net income, taxes, interest income, interest expense, depreciation and amortization and restructuring, as such terms are defined in the Refinanced DIP Credit Facility, without giving effect to intercompany profit eliminations and headquarters allocations; EBITDAR is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of Delphi's operating performance or liquidity; EBITDAR does not have a standardized meaning and Delphi's definition of EBITDAR may not be comparable to EBITDAR used by other companies; total EBITDAR has been reconciled to the nearest directly corresponding U.S. GAAP measure in the table on the prior page 2 - The European Borrower is an existing Luxembourg entity that will hold a number of Delphi's European subsidiaries upon completion of the European restructuring activities 3 - Represents summation of EBITDAR for those core businesses, described in each respective line, having positive EBITDAR only

Assumed Debt1 as of 12/31/07 1 - Selected debt balances have been presented as supplemental information because these items could be used by prospective lenders to evaluate potential equity value and resultant collateral coverage; however, the selected debt balances should not be considered in isolation or as a substitute for items on Delphi's consolidated balance sheet presented in accordance with U.S. GAAP 2 - The European Borrower is an existing Luxembourg entity that will hold a number of Delphi's European subsidiaries upon completion of the European restructuring activities